77C: Submission of matters to a vote of security holders

At an annual meeting of all shareholders of The Massachusetts Health & Education Tax-Exempt Trust held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To elect Edward M. Murphy, Frank Nesvet, Walter B. Prince, James M. Storey, James F. Carlin, III and Thomas H. Green, III to the Board of Directors to hold office until his successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

Common and AMPS

For

Withheld from Voting

Edward M. Murphy

1,730,160

86,351

Frank Nesvet

1,730,870

85,641

Walter B. Prince

1,730,160

86,351

James M. Storey

1,731,260

85,251

AMPS

For

Withheld from Voting

James F. Carlin, III

 202

3

Thomas H. Green, III

 202

3

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

1,186,280

60,248

66,192